Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Beta Bionics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Amended and Restated 2016 Equity Incentive Plan	Other(2)	5,638,032(3)(4)	$6.98	$39,328,181	0.00015310	$6,022

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2025 Equity Incentive Plan	Other(5)	5,071,082(6)	$17.00	$86,208,394	0.00015310	$13,199

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2025 Equity Incentive Plan	Other(5)	1,307,630(7)	$17.00	$22,229,710	0.00015310	$3,404

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2025 Employee Stock Purchase Plan	Other(8)	410,000(9)	$14.45	$5,924,500	0.00015310	$908

Total Offering Amounts				—	$153,690,785	—	$23,533

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$23,533

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Beta Bionics, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”), the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”), or the Registrant’s 2025 Employee Stock Purchase Plan (the “2025 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 5,638,032 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2016 Plan are calculated using the weighted-average exercise price of $6.98 per share for such stock options.

(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2016 Plan. No additional stock awards will be granted under the 2016 Plan.
(4)

To the extent that any awards discussed under footnote (3) outstanding under our 2016 Plan are forfeited or canceled, expire, are surrendered, or otherwise become unexercisable, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2025 Plan.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $17.00 per share (the “IPO Price”), which is the initial public offering price per share of the Registrant’s Common Stock set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on January 31, 2025 pursuant to Rule 424(b) of the Securities Act.

(6)

Represents 5,071,082 shares of Common Stock reserved for future grant under the 2025 Plan. The 2025 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2025 Plan on January 1st of each year, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.

(7)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2025 Plan.
(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the IPO Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2025 ESPP.

(9)

Represents 410,000 shares of Common Stock reserved for future grant under the 2025 ESPP. The 2025 ESPP provides that an additional number of shares of Common Stock will automatically be added annually to the shares authorized for issuance under the 2025 ESPP on January 1st of each year, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (ii) 1,230,000 shares of Common Stock; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve for such calendar year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.